EXHIBIT 99.1

Contact:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6749

pwulff@alphatecspine.com

Cheryl B. Monblatt

Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6746

cmonblatt@alphatecspine.com

ALPHATEC SPINE COMPLETES $30 MILLION CREDIT FACILITY

— Enlarged credit facility to fund strong business growth —

CARLSBAD, Calif., December 9, 2008 — Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced today that Silicon Valley Bank and Oxford Finance Corporation have provided the Company with a $30 million credit facility.

“We are pleased that our business provides the ability to raise capital with reasonable terms,” said Dirk Kuyper, Alphatec Spine’s President and Chief Executive Officer. “This credit facility strengthens our ability to pursue our business strategy in the aging spine market and the core spinal fusion market, including expanding our U.S. and European distribution network.”

“Alphatec Spine continues to make incredible advances in the treatment of spine disorders,” said Andy Pelletier, Senior Relationship Manager from Silicon Valley Bank. “We look forward to providing its outstanding management team the financial support it needs to continue to be successful.”

“We are proud to add Alphatec Spine to our credit portfolio given its solid sustainable business growth in the spine surgery market,” said J. Alden Philbrick, President and Chief Executive Officer of Oxford Finance Corporation. “Oxford is very pleased to provide financing along with Silicon Valley Bank to support Alphatec Spine’s continuing product development and marketing efforts.”

The $30 million credit facility is due in April 2012 and consists of a $15 million term note and a $15 million working capital line of credit. The funds from the credit facility will be used to pay off both Alphatec Spine’s existing line of credit of $12.75 million and equipment notes of approximately $1.0 million and provides significant incremental borrowing capacity.

A copy of the agreement referenced in this press release will be filed with Alphatec Spine’s Annual Report of Form 10-K for the year ending December 31, 2008 and the foregoing description is subject in all respects to the actual terms of the agreement.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its spine products in Europe. In Asia, the Company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. The Company is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its revenue projections, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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